[Terex Letterhead]


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information, contact: Tom Gelston, Director, Investor Relations at (203) 222-5943


                TEREX ANNOUNCES NEW MANAGEMENT FOR MINING SEGMENT

         WESTPORT, CT, January 23, 2004 - Terex Corporation (NYSE: TEX) today announced that Rick Nichols has been named to the position of President of Terex Materials Processing and Mining. The Unit Rig truck and O&K Mining shovel businesses along with the Material Processing businesses of Cedarapids, Simplicity, Jacques and Canica will now be under Mr. Nichol's leadership, broadening his Terex responsibilities. This change will take effect immediately. Thys de Beer, currently President of Terex Mining, will continue with the Company, working on various corporate initiatives and special assignments. Both Rick Nichols and Thys de Beer will continue to report to Ronald DeFeo, Terex's Chairman and CEO.

         "This realignment allows Terex to offer a range of products to mining customers that is compelling and unmatched by our competition. Our mining shovels dig and load, our trucks transport and our large crushing and screening products process the materials. Putting these together can offer a compelling productivity advantage," commented Ronald DeFeo. "We have a lot to do in order to deliver on this promise, but this new focus moves us closer to the customer, which is always a good thing."

         "Rick has made progress at the Material Processing businesses and with his significant experience with our Mining business can bring this customer focus to fruition," added Mr. DeFeo. Rick joined Terex Mining as Vice President of Operations in 1999 from Allied Signal. He was promoted to General Manager of Materials Processing in early 2003. He will continue to reside in Cedar Rapids, Iowa.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com